THOMAS F. PRISBY, CHAIRMAN
CFS Bancorp, Inc. 707 Ridge Road Munster, Indiana 46321

April 28, 2009
FOR IMMEDIATE RELEASE

CONTACT:    Thomas F. Prisby, Chairman of the Board and Chief Executive Officer
                 219-836-2960

CFS Bancorp, Inc. Announces First Quarter 2009 Net Income and Operating Results

    MUNSTER, IN – April 28, 2009 – CFS Bancorp, Inc. (NASDAQ: CITZ) (the Company), the parent of Citizens Financial Bank (the Bank), today reported net income of $1.5 million for the first quarter of 2009 with diluted earnings per share of $0.14.  Net income for the first quarter of 2008 totaled $1.8 million with diluted earnings per share of $0.17.

    The Company’s highlights for the first quarter of 2009 included:

•	tangible common equity was $110.8 million, or 9.96% of tangible assets at March 31, 2009;
•	risk-based capital ratio increased to 13.34% and remains above the required ratio of 10.0% to be considered “well-capitalized;”
•	net interest margin expanded to 3.61% from 3.34% for the fourth quarter of 2008 and from 3.21% for the first quarter of 2008;
•	provision for losses on loans decreased to $624,000 from $16.9 million for the fourth quarter of 2008 and from $742,000 for the first quarter of 2008;
•	gross loans increased $6.2 million from December 31, 2008 primarily due to commercial loan growth; and
•	non-performing loans were relatively stable at $55.3 million from $54.7 million at December 31, 2008.

Chairman’s Comments

    “The positive results of the first quarter of 2009 validate that our core business operations remain strong during this challenging time for the banking industry amidst the most difficult economic times since the 1930’s.  We continue to focus on that which we can control,” said Thomas F. Prisby, Chairman and CEO.  “Our net interest margin increased 27 basis points from the fourth quarter of 2008 primarily due to the decrease in deposit and borrowing costs as we benefit from continued low market interest rates.  We continue to focus on working with our borrowers and have seen our non-performing loans stabilize during the first quarter with no significant changes to our current reserve requirements. We have reduced our dividend in light of the uncertainty over future economic conditions and industry-wide regulatory concerns over capital levels and to enhance and preserve our capital position and liquidity that are key components of our strategic plan.  Our capital ratios remain strong and we continue to be ‘well-capitalized’ by all regulatory standards.”

    Mr. Prisby continued, “We continue to serve the communities in which we operate by offering our customers products to help them weather this economic environment.  Our relationship managers are

CFS Bancorp, Inc. - Page 2 of 10

focused on deepening existing relationships and generating new relationships to grow our portfolio of loans and deposits with qualified, credit-worthy customers.  We continue to implement our strategic plan of diversifying our loan portfolio by concentrating on commercial and industrial, owner-occupied commercial real estate and multifamily business banking opportunities.”

Net Interest Income

    The net interest margin increased 27 basis points to 3.61% for the first quarter of 2009 from 3.34% for the fourth quarter of 2008 and increased 40 basis points from 3.21% for the first quarter of 2008.  Net interest income increased to $9.2 million compared to $8.7 million for the fourth quarter of 2008 and $8.6 million for the first quarter of 2008.  Net interest income for the first quarter of 2009 was positively affected by lower interest rates on interest-bearing deposits and borrowed money due to lower market rates coupled with a decrease in the amortization of the premium on the early extinguishment of Federal Home Loan Bank (FHLB) debt.

    Interest income decreased 4.3% to $13.2 million for the first quarter of 2009 compared to $13.8 million for the fourth quarter of 2008 and 18.9% from $16.3 million for the first quarter of 2008.  The decreases from the fourth and first quarters of 2008 were primarily related to decreases in the weighted-average yield earned on loans resulting from the repricing of our loan portfolio caused by multiple Federal Reserve rate reductions since the first quarter of 2008.

    Interest expense decreased 20.7% to $4.1 million for the first quarter of 2009 from $5.1 million for the fourth quarter of 2008 and 47.7% from $7.7 million for the first quarter of 2008.  Interest expense on deposits and short-term borrowings was positively affected by continued decreases in the level of market interest rates since the beginning of 2008 combined with decreases in the premium amortization from the first quarter of 2008.

    The cost of borrowings decreased to 2.33% for the first quarter of 2009 compared to 3.27% for the fourth quarter of 2008 and 5.25% for the first quarter of 2008.  The cost of borrowings was a result of lower rates on the repricing of FHLB borrowings since the first quarter of 2008 and decreased premium amortization which is included in total interest expense on borrowings.  The premium amortization adversely affected the net interest margin by three basis points, eight basis points and 20 basis points, respectively, for the first quarter of 2009, the fourth quarter of 2008 and the first quarter of 2008.  The remaining premium amortization totaling $102,000 will be fully recognized as of December 31, 2009.  Interest expense on borrowings is detailed in the table below for the periods indicated.

				Change from
	Three Months Ended			March 31, 2008
	March 31,	December 31,	March 31,	to March 31, 2009
	2009	2008	2008	$	%
	(Dollars in thousands)
Interest expense on short-term borrowings at contractual rates	$33	$63	$114	$(81)	(71.1)%
Interest expense on FHLB borrowings at contractual rates	855	1,047	1,420	(565)	(39.8)
Amortization of deferred premium	72	206	527	(455)	(86.3)
Total interest expense on borrowings	$960	$1,316	$2,061	$(1,101)	(53.4)

CFS Bancorp, Inc. – Page 3 of 10

Non-Interest Income and Non-Interest Expense

    Non-interest income increased 47.8% to $3.0 million for the first quarter of 2009 from $2.0 million for the fourth quarter of 2008 and 16.8% from $2.5 million for the first quarter of 2008.  The increases were primarily from the realization of $720,000 in gains on the sale of available-for-sale securities during the first quarter of 2009.  Other income also increased during the first quarter of 2009 related to certain of the Company’s viatical investments.  Partially offsetting these increases was a decrease in service charges and other fees by 13.8% from the fourth quarter of 2008 and 9.7% from the first quarter of 2008 primarily due to decreases in the volume of non-sufficient funds transactions.  In addition, income from bank-owned life insurance decreased $231,000 from the first quarter of 2008 due to the policy’s lower interest crediting rate resulting from the reduction in general market interest rates.

    Non-interest expense for the first quarter of 2009 decreased to $9.4 million compared to $9.8 million for the fourth quarter of 2008 primarily due to the absence of the $1.2 million goodwill impairment recorded during the fourth quarter of 2008.  Partially offsetting this decrease was an increase in compensation and employee benefits expense of $702,000 due to increases in deferred compensation expense related to the Rabbi Trust plans, payroll related taxes and incentive compensation accruals.  In addition, the Company’s Federal Deposit Insurance Corporation (FDIC) insurance premiums increased $265,000 to $304,000 for the first quarter of 2009 from $39,000 during the fourth quarter of 2008 mainly as a result of an increase in industry-wide assessment rates effective January 1, 2009.

    Non-interest expense for the first quarter of 2009 increased $1.4 million from $8.0 million for the first quarter of 2008.  The increase was primarily related to an increase of $492,000 in compensation and employee benefits expense related to the hiring of additional employees including experienced Business Banking Relationship Managers and managers in loan operations and retail branches during 2008.  During the first quarter of 2009, the Bank repaid the remaining balance of its Employee Stock Ownership Plan (ESOP) loan incurring an expense of $235,000 which is an increase of $217,000 compared to the same period in 2008.  FDIC insurance premiums during the first quarter of 2009 also increased as previously discussed by $264,000 compared to $40,000 for the first quarter of 2008.  In addition, loan collection expense increased by $249,000 during the first quarter of 2009.

    The Company’s efficiency ratio for the first quarter of 2009 was 77.8% compared to 91.3% for the fourth quarter of 2008 and 72.5% for the first quarter of 2008.  The Company’s efficiency ratio for the first quarter of 2009 was positively affected by gains on sales of available-for-sale securities and the absence of the fourth quarter 2008 impairments of Fannie Mae and Freddie Mac preferred stock and goodwill coupled with an increase in net interest income and non-interest income.  The Company’s core efficiency ratios were 82.1%, 76.9%, and 69.7%, respectively, for the first quarter of 2009, the fourth quarter of 2008, and the first quarter of 2008.  The core efficiency ratio was negatively affected by increased non-interest expenses.  The efficiency ratio and the core efficiency ratio calculations are presented in the last table of this press release.

    Management has historically used an efficiency ratio that is a non-GAAP financial measure of operating expense control and operating efficiency.  The efficiency ratio is typically defined as the ratio of non-interest expense to the sum of non-interest income and net interest income.  Many financial institutions, in calculating the efficiency ratio, adjust non-interest income (as calculated under GAAP) to exclude certain component elements, such as gains or losses on sales of securities and assets.  Management follows this practice to calculate our core efficiency ratio and utilizes this non-GAAP measure in its analysis of the Company’s performance.  The core efficiency ratio is different from the

CFS Bancorp, Inc. - Page 4 of 10

GAAP-based efficiency ratio.  The GAAP-based measure is calculated using non-interest expense, net interest income and non-interest income as presented on the consolidated statements of income.

    The Company’s core efficiency ratio is calculated as non-interest expense less goodwill impairment divided by the sum of net interest income, excluding the deferred premium amortization related to the early extinguishment of debt, and non-interest income, adjusted for gains or losses on the sale of securities and other assets.  Management believes that the core efficiency ratio enhances investors’ understanding of the Company’s business and performance.  The measure is also believed to be useful in understanding the Company’s performance trends and to facilitate comparisons with the performance of others in the financial services industry.  Management further believes the presentation of the core efficiency ratio provides useful supplemental information, a clearer understanding of the Company’s financial performance, and better reflects the Company’s core operating activities.

    The risks associated with utilizing operating measures (such as the efficiency ratio) are that various persons might disagree as to the appropriateness of items included or excluded in these measures and that other companies might calculate these measures differently.  Management of the Company compensates for these limitations by providing detailed reconciliations between GAAP information and its core efficiency ratio within the last table of this press release; however, these disclosures should not be considered as an alternative to GAAP.

Asset Quality

    The provision for losses on loans for the first quarter of 2009 decreased to $624,000 from $16.9 million for the fourth quarter of 2008 and $742,000 for the first quarter of 2008.  Net charge-offs for the first quarter of 2009 totaled $710,000 compared to $10.0 million for the fourth quarter of 2008 and $420,000 for the first quarter of 2008.  The allowance for losses on loans was relatively stable at $15.5 million at March 31, 2009 compared to $15.6 million at December 31, 2008.  The Company’s non-performing loans were also relatively stable at $55.3 million compared to $54.7 million at December 31, 2008.

    The ratio of allowance for losses on loans to total loans was relatively stable at 2.05% at March 31, 2009 compared to 2.07% at December 31, 2008.  The ratio of allowance for losses on loans to total non-performing loans was 27.96% and 28.44%, respectively at March 31, 2009 and December 31, 2008.  When management evaluates a non-performing collateral dependent loan and identifies a collateral shortfall, management will charge-off the collateral shortfall.  As a result, the Company is not required to maintain an allowance for losses on loans on these loans as the loan balance has already been written down to its net realizable value (fair value less estimated costs to sell the collateral.)  The above ratios have been negatively affected by partial charge-offs of $14.9 million on $25.3 million of collateral dependent non-performing loans through March 31, 2009 and impairment reserves totaling $6.0 million on other non-performing loans at March 31, 2009.

    The Company maintains the allowance for losses on loans at a level that management believes is sufficient to absorb credit losses inherent in the loan portfolio.  The allowance for losses on loans represents management’s estimate of inherent losses existing in the loan portfolio that are both probable and reasonable to estimate at each balance sheet date and is based on its review of available and relevant information.  Management believes that at March 31, 2009 the allowance for losses on loans was adequate based on its review of historical loss experience, levels of delinquencies, economic conditions and the review of relevant and available information for specific loans.

CFS Bancorp, Inc. - Page 5 of 10

Balance Sheet

    At March 31, 2009, the Company’s total assets were $1.11 billion compared to $1.12 billion at December 31, 2008.

    The Company’s loans receivable increased to $756.1 million at March 31, 2009 from $750.0 million at December 31, 2008 primarily due to a $10.8 million, or 2.2%, increase in commercial loans partially offset by a $4.3 million, or 1.6%, decrease in retail loans.

    Securities available-for-sale totaled $222.1 million at March 31, 2009 compared to $251.3 million at December 31, 2008.  During the first quarter of 2009, the Company sold $9.2 million of government-sponsored entity securities with a weighted average term to maturity of 2.3 years resulting in a gain on sale of $720,000.  In addition, the Company received $20.9 million of maturities and paydowns on available-for-sale securities which were utilized to de-leverage the balance sheet by repaying short-term borrowings and maturing FHLB borrowings.

    Deposits increased to $863.9 million at March 31, 2009 from $824.1 million at December 31, 2008.  The increase was primarily a result of a $44.9 million increase in core deposit accounts primarily due to an increase of $38.6 million in municipal core deposit accounts.  The Company’s deposits consisted of the following as of the dates indicated:

	March 31,	December 31,
	2009	2008
	(Dollars in thousands)
Core deposits	$415,501	$409,184
Certificates of deposit	356,983	356,227
Subtotal - non-municipal deposits	772,484	765,411
Municipal core deposits	77,833	39,221
Municipal certificates of deposit	13,567	19,465
Subtotal municipal deposits	91,400	58,686
Total deposits	$863,884	$824,097

    The Company’s borrowed money decreased to $124.8 million at March 31, 2009 from $172.9 million at December 31, 2008 as the Company utilized proceeds from its available-for-sale securities portfolio to de-leverage its balance sheet.  The Company’s borrowed money consisted of the following as of the dates indicated:

	March 31,	December 31,
	2009	2008
	(Dollars in thousands)
Short-term variable-rate borrowings and repurchase agreements	$10,117	$28,312
Gross FHLB borrowings	114,755	144,799
Unamortized deferred premium	(102)	(174)
Total borrowed money	$124,770	$172,937

    Shareholders’ equity at March 31, 2009 decreased $1.0 million to $110.8 million from $111.8 million at December 31, 2008.  The decrease during the first quarter was primarily due to a decrease in accumulated other comprehensive income of $2.9 million.  Partially offsetting this decrease, the Company realized net income of $1.5 million and a decrease in its unallocated common stock held by

CFS Bancorp, Inc. - Page 6 of 10

 the ESOP.  The change in the unallocated amount was due to the release of all remaining unallocated shares upon the repayment of the ESOP loan in full during the first quarter of 2009.

    The regulatory capital ratios of the Bank improved during the first quarter of 2009 as a result of the Company’s net income and decrease in unallocated common stock held by the ESOP.  The ratios continue to exceed all regulatory requirements.  At March 31, 2009, the Bank remained “well-capitalized” under the Office of Thrift Supervision’s regulatory capital guidelines with a total capital to risk-weighted assets equal to 13.34%, an increase from 13.21% at December 31, 2008.  The Company’s tangible common equity was $110.8 million, or 9.96% of tangible assets at March 31, 2009.

    CFS Bancorp, Inc. is the parent of Citizens Financial Bank, a $1.1 billion asset federal savings bank.  Citizens Financial Bank is an independent bank that provides business and personal banking services and currently operates 22 offices throughout adjoining markets in Chicago’s Southland and Northwest Indiana.  The Company maintains a website at www.citz.com.

#   #   #

This press release contains certain forward-looking statements and information relating to the Company that is based on the beliefs of management as well as assumptions made by and information currently available to management.  These forward-looking statements include but are not limited to statements regarding current regulatory capital and equity ratios, general economic conditions, state of the banking industry, dividends, levels of provision for the allowance for losses on loans and charge-offs, loan and deposit growth, diversification of the loan portfolio, non-performing asset levels, interest on loans, asset yields and cost of funds, net interest income, net interest margin, non-interest income, non-interest expense, interest rate environment, bank-owned life insurance interest rates, the expected effect of amortization of deferred premium on the FHLB debt and other risk factors identified in the Company’s 2008 Annual Report on Form 10-K, as amended, and other filings with the Securities and Exchange Commission.  In addition, the words “anticipate,” “believe,” “estimate,” “expect,” “indicate,” “intend,” “should,” and similar expressions, or the negative thereof, as they relate to the Company or the Company’s management, are intended to identify forward-looking statements.  Such statements reflect the current views of the Company with respect to future events and are subject to certain risks, uncertainties, assumptions and changes in circumstances.  Forward-looking statements are not guarantees of future performance or outcomes, and actual results or events may differ materially from those included in these statements.  The Company does not intend to update these forward-looking statements.

#   #   #

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA FOLLOW

CFS Bancorp, Inc. – Page 7 of 10

CFS BANCORP, INC.
Highlights (Unaudited)
(Dollars in thousands, except per share data)

		Three Months Ended
EARNINGS HIGHLIGHTS AND PERFORMANCE RATIOS (1)		March 31, 2009	December 31, 2008		March 31, 2008
Net income (loss)		$1,461	$(9,740)		$1,779
Basic earnings (loss) per share		0.14	(0.95)		0.17
Diluted earnings (loss) per share		0.14	(0.95)		0.17
Cash dividends declared per share		0.01	0.04		0.12
Return on average assets		0.53%	(3.45	) %	0.62%
Return on average equity		5.27	(32.17)		5.41
Average yield on interest-earning assets		5.21	5.30		6.12
Average cost on interest-bearing liabilities		1.78	2.21		3.28
Interest rate spread		3.43	3.09		2.84
Net interest margin		3.61	3.34		3.21
Average equity to average assets (2)		10.09	10.72		11.38
Average interest-earning assets
to average interest-bearing liabilities (2)		111.39	112.89		112.68
Non-interest expense to average assets		3.43	3.46		2.78
Efficiency ratio (3)		77.75	91.26		72.53
Market price per share of common stock
for the period ended:	Closing	$3.90	$3.90		$14.37
	High	4.80	10.31		14.70
	Low	1.75	3.50		13.33

STATEMENT OF CONDITION HIGHLIGHTS AND
PERFORMANCE RATIOS		March 31, 2009	December 31, 2008		March 31, 2008
Total assets		$1,111,908	$1,121,855		$1,194,076
Loans receivable, net of unearned fees		756,134	749,973		765,476
Total deposits		863,884	824,097		879,543
Total shareholders' equity		110,751	111,809		131,791
Book value per common share		10.33	10.47		12.34
Non-performing loans		55,330	54,701		30,259
Non-performing assets		58,629	57,943		31,297
Allowance for losses on loans		15,472	15,558		8,347
Non-performing loans to total loans		7.32%	7.29%		3.95%
Non-performing assets to total assets		5.27	5.16		2.62
Allowance for losses on loans
to non-performing loans		27.96	28.44		27.59
Allowance for losses on loans to total loans		2.05	2.07		1.09

Employees (FTE)		324	322		297
Branches and offices		22	22		22

		Three Months Ended
AVERAGE BALANCE SHEET DATA		March 31, 2009	December 31, 2008		March 31, 2008
Total assets		$1,114,507	$1,123,477		$1,161,900
Loans receivable, net of unearned fees		751,910	755,960		786,877
Total interest-earning assets		1,029,626	1,038,235		1,072,273
Total liabilities		1,002,060	1,003,037		1,029,654
Total deposits		823,483	828,053		858,460
Interest-bearing deposits		759,634	762,037		796,435
Non-interest bearing deposits		63,849	66,016		62,025
Total interest-bearing liabilities		924,323	919,698		951,602
Shareholders' equity		112,447	120,440		132,246
(1) Ratios are annualized where appropriate.
(2) Ratios calculated on average balances for the periods presented.
(3) See calculations in the last table of this press release.

CFS Bancorp, Inc. – Page 8 of 10

CFS BANCORP, INC.
Consolidated Statements of Income (Unaudited)
(Dollars in thousands, except per share data)

	For the Three Months Ended
	March 31,	December 31,	March 31,
	2009	2008	2008
Interest income:
Loans	$9,945	$10,390	$12,788
Securities	3,043	3,144	3,079
Other	243	295	447
Total interest income	13,231	13,829	16,314

Interest expense:
Deposits	3,096	3,799	5,688
Borrowings	960	1,316	2,061
Total interest expense	4,056	5,115	7,749
Net interest income	9,175	8,714	8,565
Provision for losses on loans	624	16,941	742
Net interest income (loss) after provision for losses on loans	8,551	(8,227)	7,823

Non-interest income:
Service charges and other fees	1,299	1,507	1,439
Card-based fees	388	397	380
Commission income	71	60	58
Available-for-sale security gains (losses), net	720	(282)	69
Other asset gains, net	–	22	–
Income from bank-owned life insurance	178	171	409
Other income	295	121	172
Total non-interest income	2,951	1,996	2,527

Non-interest expense:
Compensation and employee benefits	5,175	4,473	4,336
Net occupancy expense	897	769	833
Furniture and equipment expense	535	706	551
Data processing	419	420	458
Professional fees	350	476	274
FDIC insurance premiums	304	39	40
Marketing	198	327	208
Goodwill impairment	–	1,185	–
Other general and administrative expenses	1,550	1,379	1,345
Total non-interest expense	9,428	9,774	8,045

Income (loss) before income taxes	2,074	(16,005)	2,305
Income tax expense (benefit)	613	(6,265)	526

Net income (loss)	$1,461	$(9,740)	$1,779

Per share data:
Basic earnings (loss) per share	$0.14	$(0.95)	$0.17
Diluted earnings (loss) per share	$0.14	$(0.95)	$0.17
Cash dividends declared per share	$0.01	$0.04	$0.12

Weighted-average shares outstanding	10,495,835	10,282,416	10,387,292
Weighted-average diluted shares outstanding	10,628,901	10,414,617	10,658,026

CFS Bancorp, Inc. – Page 9 of 10

CFS BANCORP, INC.
Consolidated Statements of Condition (Unaudited)
(Dollars in thousands)

	March 31, 2009	December 31, 2008	March 31, 2008

ASSETS
Cash and amounts due from depository institutions	$14,937	$15,714	$17,314
Interest-bearing deposits	16,767	3,133	55,078
Federal funds sold	433	259	14,922
Cash and cash equivalents	32,137	19,106	87,314

Securities available-for-sale, at fair value	222,080	251,270	247,380
Securities held-to-maturity	6,940	6,940	3,940
Investment in Federal Home Loan Bank stock, at cost	23,944	23,944	23,944
	-
Loans receivable, net of unearned fees	756,134	749,973	765,476
Allowance for losses on loans	(15,472)	(15,558)	(8,347)
Net loans	740,662	734,415	757,129

Interest receivable	4,045	4,325	5,035
Other real estate owned	3,299	3,242	1,038
Office properties and equipment	19,697	19,790	19,760
Investment in bank-owned life insurance	36,784	36,606	36,884
Prepaid expenses and other assets	22,320	22,217	11,652
Total assets	$1,111,908	$1,121,855	$1,194,076

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits	$863,884	$824,097	$879,543
Borrowed money	124,770	172,937	163,295
Advance payments by borrowers for taxes and insurance	4,594	4,320	4,335
Other liabilities	7,909	8,692	15,112
Total liabilities	1,001,157	1,010,046	1,062,285

Shareholders' Equity:
Preferred stock, $0.01 par value; 15,000,000 shares authorized	–	–	–
Common stock, $0.01 par value; 85,000,000 shares authorized;
23,423,306 shares issued; 10,723,903, 10,674,511 and
10,679,611 shares outstanding	234	234	234
Additional paid-in capital	189,367	189,211	191,242
Retained earnings	82,894	81,525	97,547
Treasury stock, at cost; 12,566,255, 12,616,572 and
12,609,251 shares	(156,296)	(155,740)	(155,357)
Treasury stock held in Rabbi Trust, at cost; 133,148, 132,223 and
134,444 shares	(1,731)	(1,726)	(1,773)
Unallocated common stock held by Employee Stock Ownership Plan	–	(832)	(3,048)
Accumulated other comprehensive income (loss), net of tax	(3,717)	(863)	2,946
Total shareholders' equity	110,751	111,809	131,791

Total liabilities and shareholders' equity	$1,111,908	$1,121,855	$1,194,076

CFS Bancorp, Inc. – Page 10 of 10

CFS BANCORP, INC.
Efficiency Ratio Calculations (Unaudited)
(Dollars in thousands)

	Three Months Ended
	March 31, 2009	December 31, 2008	March 31, 2008

Efficiency Ratio:
Non-interest expense	$9,428	$9,774	$8,045

Net interest income plus non-interest income	$12,126	$10,710	$11,092

Efficiency ratio	77.75%	91.26%	72.53%

Core Efficiency Ratio:
Non-interest expense	$9,428	$9,774	$8,045
Adjustment for goodwill impairment	–	(1,185)	–
Non-interest expense - as adjusted	$9,428	$8,589	$8,045

Net interest income plus non-interest income	$12,126	$10,710	$11,092

Adjustments:
Net realized (gains) losses on sales of securities available-for-sale	(720)	282	(69)
Net realized gains on sales of assets	–	(22)	–
Amortization of deferred premium	72	206	527
Net interest income plus non-interest income - as adjusted	$11,478	$11,176	$11,550

Core efficiency ratio	82.14%	76.85%	69.65%